Exhibit 10.2

Execution Version

LOAN ADMINISTRATION SERVICES AGREEMENT

THIS LOAN ADMINISTRATION SERVICES AGREEMENT (this “Agreement”), dated as of May 28, 2015, is between MADISON CAPITAL FUNDING LLC, a Delaware limited liability company (“Madison” and, in its capacity as loan administrator hereunder, the “Loan Administrator”), and OFS CAPITAL WM, LLC, a Delaware limited liability company (the “Company”), and is acknowledged and agreed to by OFS CAPITAL CORPORATION, a Delaware corporation (“OFS Capital”).

Section 1.          Appointment of Loan Administrator.

The Loan Administrator is hereby appointed to provide nondiscretionary loan servicing and other administrative services with respect to the Company as set forth in Section 2, in accordance with the terms and conditions of this Agreement. The Loan Administrator hereby accepts such retention and appointment and agrees to provide such administrative services in accordance with the terms and conditions of this Agreement.

Section 2.          Duties of Loan Administrator.

The Loan Administrator shall perform the following functions with respect to the portfolio of loans described on Exhibit A hereto (the “Loans”) and the cash and other assets and proceeds received in respect thereof (collectively, the “Assets”), in each case, in accordance with applicable law:

(a)       if the Loan Administrator receives any payments or other amounts with respect to any Loan (other than in the Loan Administrator’s capacity as administrative agent, in which case such payments shall be subject to the terms of the Underlying Instruments related to such Loan), it shall, within two (2) Business Days after receipt thereof, remit such amounts into an account (the “Account”) designated by OFS Capital with a custodian appointed by the Company (the “Custodian”) and notified to the Loan Administrator;

(b)       notify the Company and OFS Capital of any proposed amendment, modification, restructuring, exchange, waiver or offer with respect to any Loan, any vote with respect to the acceleration of the maturity of any Loan or any other proposal requiring the vote of the Company with respect to any Loan (each, a “Material Action” and collectively, the “Material Actions”) at least one (1) Business Day prior to the date such Material Action is proposed to be taken, which notice will be accompanied by all information provided to the Loan Administrator in respect of such Material Action that the Loan Administrator deems relevant along with the determination the Loan Administrator has made with respect to such Material Action with respect to the Corresponding Loan (as defined below) held by the Loan Administrator. The Loan Administrator will promptly supply to the Company and OFS Capital any additional information with respect to such Material Action requested by the Company and/or OFS Capital that is in the possession of the Loan Administrator or is reasonably obtainable without expense. OFS Capital shall be permitted to ask any questions of and consult with the Loan Administrator regarding the Material Action and the Loan Administrator’s determination with respect to its vote on the Corresponding Loan; provided that nothing in this clause (b) shall limit the obligation of the Company to vote its interest in the Loans in accordance with Section 5 hereof.

(c)       forward to the Company all notices received by the Loan Administrator (on behalf of the Company) with respect to the Loans and other Assets;

(d)       deliver to the Company and OFS Capital, to the extent received by the Loan Administrator (on behalf of the Company) pursuant to the Underlying Instruments, the financial reporting package with respect to each Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Loan Administrator (on behalf of the Company) for the periods required by the Underlying Instruments, which delivery shall be made within ten (10) Business Days after receipt by the Loan Administrator (on behalf of the Company) as specified in the Underlying Instruments;

(e)       provide the Company and OFS Capital with a monthly accounting report regarding the Assets in a form previously agreed between the parties; and

(f)       execute any and all documentation relating to the Assets to effectuate any of the foregoing services (including any agreement or document effecting a Material Action).

It is understood that the Loan Administrator is not responsible for the accuracy or completeness of information furnished by Obligors on any Loans included in the Assets or by other third parties.

Section 3.          Negative Covenants of the Loan Administrator. The Loan Administrator will not, unless directed to do so by the Company or OFS Capital, make any change in its instructions to Obligors or agents of Agented Loans regarding payments to be made with respect to Assets.

Section 4.          Limitations on Scope of Loan Administrator’s Duties.

The Loan Administrator’s duties and authority to act as Loan Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement. For the avoidance of doubt and without limiting the generality of any of the provisions hereof, the parties agree that the Loan Administrator will not (a) make decisions regarding any discretionary matters for any Loan; (b) monitor any hedging arrangements; (c) perform any mark-to-market calculations; (d) act as custodian for any promissory notes, allonges or any other instruments related to the Loans; and (e) provide any type of funding to the Company (other than consideration in respect of any purchases by the Loan Administrator from the Company). Notwithstanding anything to the contrary herein, with respect to the Loan Administrator’s obligations hereunder that are contingent on the Loan Administrator’s receipt of information from the Company to perform such obligation, the Loan Administrator shall solely be required to perform such obligations to the extent that the Loan Administrator has actually received such information to perform such obligations, provided that this sentence shall not preclude the performance by the Loan Administrator of other obligations hereunder for which the Loan Administrator has received sufficient information. In addition, to the extent the Loan Administrator has not received sufficient information to complete obligations hereunder, the Loan Administrator shall take reasonable measures (as determined by the Loan Administrator based on its typical administrative practices) to request such information. Any actions or duties required by the Loan Administrator hereunder shall be in addition to, and not in abrogation of, any action or duty required of the Loan Administrator to the Company as a lender in the Loan Administrator’s capacity as administrative agent in respect of the related Loan; provided that such actions or duties in the Loan Administrator’s capacity as administrative agent in respect of any Loan shall be governed by the terms of the Underlying Instruments and not this Agreement.

Section 5.          Voting; Right of First Offer.

(a)       Notwithstanding anything contained in this Agreement, any Underlying Instrument with respect to any Loan or any other agreement, the Company agrees that it shall vote its interests in the Loans with respect to any Material Action in the same manner as the Loan Administrator votes its own interests in the same loans made to the same Obligors as the Loans (each such loan held by the Loan Administrator being a “Corresponding Loan”). The Company understands and agrees that breach of its obligations under this clause (a) may cause irreparable harm to the Loan Administrator for which monetary damages may be an inadequate remedy. Accordingly, in the event of any breach of this clause (a), the Loan Administrator shall be entitled to seek equitable relief, including injunctive relief and specific performance in addition to any other available remedies.

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(b)       If OFS Capital indicates in writing to the Loan Administrator that OFS Capital is dissatisfied with any vote taken with respect to any Material Action by the Loan Administrator, OFS Capital will have the right, in its sole discretion, to sell such Loan; provided that nothing shall limit the obligation of the Company to vote its interest in the Loans in accordance with Section 5(a).

(c)       If the Company determines to sell any Loan for any reason whatsoever, including without limitation pursuant to Section 5(b), the Company hereby grants to Madison a right of first offer to purchase such Loan in accordance with the ROFO Procedure. If the Company (or OFS Capital on its behalf) agrees to sell a Loan to Madison, the Company and Madison shall use commercially reasonably efforts to effect the settlement of such sale as promptly as practicable.

Section 6.          Account; Custodian.

Except as contemplated by Section 2(a): (i) the Loan Administrator shall at no time have custody or physical control of the Assets in the Account; and (ii) the Custodian shall at all times be responsible for the physical custody of the Assets. The Loan Administrator shall not be liable for any act or omission of the Custodian. The Company shall instruct the Custodian to provide the Loan Administrator with such information concerning the Account as the Loan Administrator may reasonably request from time to time. The Company will give the Loan Administrator reasonable prior written notice of its intention to change the Custodian, together with the name and other relevant information with respect to the new Custodian.

Section 7.          Limitation of Liability; Indemnification.

(a)       The Loan Administrator shall not be liable for any expenses, losses, damages, or claims of any kind (including, without limitation, legal expenses and expenses relating to investigating and defending any claims) (collectively, “Losses”) by or with respect to the Company or the Account, except to the extent that such Losses are actual Losses (and not incidental or consequential Losses) that are the direct result of an act or omission taken or omitted by the Loan Administrator that constitutes fraud, willful misconduct, bad faith or gross negligence with respect to the Loan Administrator’s obligations under this Agreement (collectively referred to as “Loan Administrator Breaches”).

(b)       the Company and OFS Capital shall, jointly and severally, indemnify and hold harmless the Loan Administrator, its Affiliates, and their respective officers, employees, directors, agents, stockholders, members and partners (each, an “OFS Indemnified Party”) from and against any and all Losses, and will promptly reimburse each such OFS Indemnified Party for all reasonable fees and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by an OFS Indemnified Party with respect thereto, arising out of or in connection with the Loan Administrator’s provision of loan administration services under this Agreement; provided, that neither the Company nor OFS Capital shall be so liable to the extent that such Loss was caused by or arose out of a Loan Administrator Breach.

(c)       the Loan Administrator shall indemnify, defend and hold harmless the Company, its Affiliates, and their respective officers, employees, directors, agents, stockholders, members and partners (each, a “Loan Administrator Indemnified Party”) from and against any and all Losses, and will promptly reimburse each such Loan Administrator Indemnified Party for all reasonable fees and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by a Loan Administrator Indemnified Party with respect thereto, to the extent that such Loss is caused by, or arose out of or in connection with, any Loan Administrator Breach; provided, that the Loan Administrator shall not be so liable to the extent that such Loss was caused by or arose out of a Loan Administrator Indemnified Party’s own fraud, bad faith, willful misconduct or gross negligence.

(d)       None of the Loan Administrator, OFS Capital or the Company shall be liable for any consequential (including loss of profits), incidental, special or punitive damages.

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Section 8.          Representations and Warranties.

Each party to this Agreement represents and warrants that the execution, delivery and performance of its obligations under this Agreement are within its powers, have been duly authorized by all necessary actions and that this Agreement constitutes a legal, valid and binding obligation.

Section 9.          Confidentiality.

All information furnished by the parties in performance of this Agreement shall be treated as confidential and shall not be disclosed to third parties except where required in order to carry out responsibilities hereunder or as required by law or as deemed necessary by the Loan Administrator or the Company in compliance with its regulatory responsibilities.

Section 10.         Fees; Expenses.

For the services furnished to the Company in respect of the Loans, the Loan Administrator shall be entitled to, and the Company and OFS Capital, jointly and severally, agree to pay (or cause to be paid), the Loan Administration Fee and the Reporting Fee, in each case as set forth in and payable in accordance with Appendix A to this Agreement. In addition, the Company and OFS Capital, jointly and severally, agree to pay, or to reimburse the Loan Administrator for its payment of, any and all expenses, including the reasonable out-of-pocket fees and expenses incurred by the Loan Administrator in connection with the services provided under this Agreement (collectively, “Expenses”), including, without limitation: (a) any fees and expenses in connection with the services provided under this Agreement in respect of any Asset (including (i) travel, communications and related expenses, (ii) legal fees and expenses, and (iii) amounts required to be paid or reimbursed to any agent under any Underlying Instruments); (c) any and all taxes and governmental charges that may be incurred or payable by the Company with respect to the Assets; and (d) any and all expenses incurred to comply with any law or regulation related to the activities of the Company and, to the extent relating specifically to the Company (or its activities) and the Assets, the Loan Administrator; provided that, to the extent the Company (or the Loan Administrator on behalf of the Company) is entitled to be reimbursed for any such costs and expenses by any Obligor in respect of a Loan and is, in fact, paid or reimbursed thereby, the Company shall pay or reimburse the Loan Administrator in accordance with this Section 10 (net of any amounts, if any, received by the Loan Administrator directly).

Section 11.         Assignment and Termination.

(a)       Notwithstanding anything contained herein to the contrary, no assignment of this Agreement may be made by any party to this Agreement except with the written consent of the other parties. Unless earlier terminated pursuant to Section 11(b) or 11(c) below, this Agreement shall terminate on the date on which all Assets shall have been liquidated or paid off.

(b)       The Loan Administrator may terminate this Agreement without penalty upon written notice to the Company (i) in the event the Company fails to pay or reimburse the Loan Administrator for any fees or Expenses hereunder or otherwise materially breaches its obligations under this Agreement and such failure or breach is not cured or remedied within thirty (30) days of the occurrence thereof, or (ii) if at any time the Loan Administrator determines that it is not reasonably able to provide the services required under this Agreement in accordance with the standard of care set forth herein.

(c)       The Company may terminate this Agreement without penalty upon a Loan Administrator Termination Event.

(d)       The Company agrees that, upon any termination of this Agreement, it will pay the fees referred to in Section 10 of this Agreement prorated to the date of termination.

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(e)       The Company shall not transfer any Loan to any transferee that is an Affiliate of the Company unless such transferee agrees to be bound by the provisions of this Agreement and such Loan shall remain subject to the terms of this Agreement.

Section 12.         Amendment; Waiver.

This Agreement, including the Exhibits and Appendices attached hereto, states the entire agreement of the parties with respect to the subject matter hereof and may not be amended except by written agreement of each of the parties hereto. If any provision of this Agreement shall be found void or unenforceable, it shall not affect the remaining part, which shall remain in full force and effect.

Section 13.         Notices.

Any and all notices under this Agreement shall be in writing and sent to the appropriate party at the addresses appearing at the end of this Agreement for each signatory hereto, or to such other address as shall be notified in writing by that party to the other parties from time to time. All directions by or on behalf of the Company to the Loan Administrator shall be in writing signed by the Company or by an authorized agent of the Company. For this purpose, the term “in writing” shall include directions given by facsimile. A list of persons authorized to give instructions to the Loan Administrator hereunder, with specimen signatures, will be provided separately by the Company.

Section 14.         Definitions.

The following terms shall have the following meanings:

“Account” shall have the meaning set forth in Section 2(a).

“Affiliate” means, when used with reference to a specified Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) a Person owning or controlling 25% or more of the outstanding voting securities of such Person, (c) a Person 25% or more of whose outstanding voting securities are owned or controlled by such Person, (d) any officer, director, general partner, manager, or trustee of such Person, and (e) if such Person is an officer, director, general partner, manager or trustee, any corporation, partnership, limited liability company or trust for which such Person acts in any such capacity.

“Agented Loan” means any Loan originated as part of a syndicated loan transaction that has one (1) or more administrative, paying and/or collateral agents that receive payments and hold the collateral pledged by the related Obligor on behalf of all lenders with respect to the related credit facility.

“Agreement” shall have the meaning set forth in the preamble to this agreement.

“Assets” shall have the meaning set forth in Section 2.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Chicago, Illinois or New York, New York.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Custodian” shall have the meaning set forth in Section 2(a).

“Expenses” shall have the meaning set forth in Section 10.

“Fee Basis Amount” means, for any period commencing on the date hereof, the sum of the average daily outstanding principal balances of all Fee Basis Loans held by the Company during such period. For purposes of this definition, the average daily outstanding principal balance of any Loan that is acquired by Madison prior to June 30, 2015 shall be deemed to be $0.

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“Fee Basis Loans” means those Loans described on Exhibit B hereto that Madison offered to purchase from the Company on the date hereof at the prices set forth on Exhibit B hereto (the “offered prices”), but the Company initially declined such offer, and for which (x) at any time on or before June 25, 2015 (the “Offer Deadline”), Madison has delivered a written offer to the Company to acquire any or all of such Loans at prices not less than the “offered prices” set forth on Exhibit B hereto for each such Loans and (y) the Company has rejected, or not accepted such offer in writing, with respect to any such Loans by June 30, 2015 (the “Acceptance Deadline”); it being understood that such offer may be made with respect to none, any or all of such Loans in Madison’s discretion and that such offer may be accepted with respect to none, any or all of such Loans in the Company’s discretion. For the avoidance of doubt, only those Loans for which Madison has made an offer described in clause (x) above and for which the Company has rejected (or not accepted) such offer by the Acceptance Deadline shall constitute “Fee Basis Loans” hereunder; provided that if Madison makes an offer with respect to a Loan that is less than the “offered price” therefor set forth on Exhibit B hereto by the Offer Deadline and the Company accepts such offer in its sole discretion by the Acceptance Deadline, such Loan shall not be a “Fee Basis Loan.”

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable bankruptcy or insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable bankruptcy or insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Loan Administration Fee” means, for any quarter, the product of (a) 0.25% per annum times (b) the Fee Basis Amount during such quarter (calculated on 30/360 day basis).

“Loan Administrator” shall have the meaning set forth in the preamble to this Agreement.

“Loan Administrator Breaches” shall have the meaning set forth in Section 7(a).

“Loan Administrator Indemnified Party” shall have the meaning set forth in Section 7(c).

“Loan Administrator Termination Event” means the occurrence of any one of the following:

(a)       any failure on the part of the Loan Administrator to duly observe or perform in any material respect the agreements or covenants of the Loan Administrator set forth in this Agreement (including without limitation any material delegation of the Loan Administrator’s duties not permitted by this Agreement) and the same continues unremedied for a period of forty-five (45) days (or, in the case of a breach of Section 2(a), for a period of five (5) Business Days) after the earlier to occur of (i) the date on which written notice of such failure shall have been delivered to the Loan Administrator by the Company or OFS Capital, and (ii) the date on which a Responsible Officer of the Loan Administrator acquires knowledge thereof; or

(b)       an Insolvency Event shall occur with respect to the Loan Administrator.

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“Loans” shall have the meaning set forth in Section 2.

“Losses” shall have the meaning set forth in Section 7.

“Madison” shall have the meaning set forth in the preamble to this Agreement.

“Material Action” shall have the meaning set forth in Section 2(b).

“Obligor” means, with respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“OFS Indemnified Party” shall have the meaning set forth in Section 7(b).

“Payment Date” means the 15th day of each July, October, January and April, commencing July 15, 2015; provided, that if such day is not a Business Day, the Payment Date shall be the immediately succeeding Business Day.

“Person” means any individual, corporation, partnership, limited liability company, trust or other entity.

“Portfolio Purchase Agreement” shall have the meaning set forth in Section 15(f)(ii).

“Reporting Fee” means a fee that accrues monthly in the amount of $1,000 for each monthly accounting report delivered by the Loan Administrator pursuant to Section 2(e) hereof.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person or of the general partner, administrative manager or managing member of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or of the general partner, administrative manager or managing member of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“ROFO Procedure” means, in connection with any sale of an Asset directed by the Company or OFS Capital hereunder, the following procedures pursuant to which Madison shall have a right of first offer:

(a)       Madison shall have one business day after receipt by the Loan Administrator of a Sale Notice in which to provide a bid price (the “Bid Price”) for such Asset; if Madison fails to provide a bid within such time period, then the Bid Price shall be deemed to be $0; and

(b)       OFS Capital may in its sole discretion sell such Asset to Madison at the Bid Price; provided that, if OFS Capital chooses not to sell such Asset to Madison at the Bid Price, then OFS Capital may not sell such Asset to any third party at a price equal to or less than the Bid Price without first offering to sell such Asset to Madison at a price equal to the Bid Price or any such lesser price.

“Sale Notice” shall mean, with respect to any Loan, a written notice from the Company to the Loan Administrator notifying the Loan Administrator that the Company intends to sell such Loan.

“Underlying Instruments” means the loan agreement, credit agreement or other agreement pursuant to which a Loan or other Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or other Asset or of which the holders of such Loan or other Asset are the beneficiaries.

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Section 15.         Miscellaneous.

(a)       The provisions of Sections 7, 9 and 11(d) shall survive the termination of this Agreement.

(b)       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(c)       Each party hereto hereby submits to the jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein.

(d)       This Agreement may be executed in any number of counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed to be an original as against any party the signature of which appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(e)       Nothing contained in this Agreement (i) shall constitute the Loan Administrator, on the one hand, and the Company and OFS Capital, on the other hand, as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on either of them or (iii) shall be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other. The parties hereto acknowledge and agree that the Loan Administrator is not acting in the capacity of investment adviser to either of the Company or OFS Capital.

(f)        The parties hereto acknowledge and agree that notwithstanding anything to the contrary in this Agreement (i) the Company (or OFS Capital on behalf of the Company) is entitled at any time and at its or OFS Capital’s sole discretion, to sell any of the Loans or other Assets (subject to Section 5) and (ii) with respect to any Loans that have been sold to Madison pursuant to that certain Loan Portfolio Purchase Agreement, dated as of the date hereof (the “Portfolio Purchase Agreement”), by and between Madison and the Company (and acknowledged and agreed to by OFS Capital), the Loan Administrator shall have the sole right and authority to settle the Loans sold thereunder and otherwise effectuate the transactions contemplated by the Portfolio Purchase Agreement.

[Signatures set forth on the following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

MADISON CAPITAL FUNDING LLC

By: ______________________________
Name: Justin Bentley
Title: Director

Notice Address:

Madison Capital Funding LLC
30 South Wacker Drive
Suite 3700
Chicago, IL 60606
Attention: Joshua Niedner
Facsimile: (312) 596-6950
Email: investment_management_group@mcfllc.com

Signature Pages to Loan Administration Services Agreement

OFS CAPITAL WM, LLC

By: OFS Capital Corporation, as its administrative manager

By: Jeffrey A Cerny
Name: Jeffrey A Cerny
Title: Chief Financial Officer

Notice Address: OFS Capital WM, LLC
10 South Wacker Drive
Suite 2500
Chicago, IL 60606

Attention: Jeff Cerny
Facsimile: 847-734-7910
Email: jcerny@ofsmanagement.com

OFS CAPITAL CORPORATION

By: Bilal Rashid
Name:
Title:

Notice Address: OFS Capital Corporation
10 South Wacker Drive
Suite 2500
Chicago, IL 60606
Attention: Jeff Cerny
Facsimile: 847-734-7910
Email: jcerny@ofsmanagement.com

Signature Pages to Loan Administration Services Agreement

EXHIBIT A

LOANS

See attached

Issuer		Asset	Commitment
1	Actagro, LLC	Term Loan	3,161,279.86
2	Aero-Metric, Inc.	Term Loan	2,626,807.23
3	B&B Electronics Manufacturing Company	Term Loan A	2,394,307.01
4	Elgin Fasteners Group	Term Loan	4,646,932.18
5	Inhance Technologies Holdings LLC	Term Loan A	2,340,144.19
6	MYI Acquiror Limited	Term Loan A	4,850,282.42
7	NHR Holdings, LLC	Term Loan A	2,023,929.60
8	NHR Holdings, LLC	Term Loan B	2,051,640.96
9	Phoenix Brands LLC	Term Loan A	1,188,677.50
10	Strata Pathology Services, Inc.	Term Loan	4,036,851.06
11	VanDeMark Chemical Inc.	Term Loan	2,646,456.72
12	Whitcraft LLC	Term Loan	3,622,324.99
			$35,589,633.73

EXHIBIT B

See attached

Issuer		Asset	Commitment	Price	% of Total
1	Actagro, LLC	Term Loan	$3,161,279.86	99.6230594%	16.31%
2	Elgin Fasteners Group	Term Loan	4,646,932.18	98.7000000%	23.98%
3	MYI Acquiror Limited	Term Loan A	4,850,282.42	99.0946347%	25.03%
4	NHR Holdings, LLC	Term Loan A	2,023,929.60	98.0218037%	10.44%
5	NHR Holdings, LLC	Term Loan B	2,051,640.96	98.0218037%	10.59%
6	VanDeMark Chemical Inc.	Term Loan	2,646,456.72	100.0000000%	13.66%
			$19,380,521.75	98.9842284%	100.00%

APPENDIX A

FEES

The Company and OFS Capital, jointly and severally, shall pay or cause to be paid to the Loan Administrator the Loan Administration Fee and the Reporting Fee on each Payment Date commencing on the Payment Date in July, 2015.

As of each Payment Date, the Loan Administrator shall calculate the Loan Administration Fee and the Reporting Fee payable as of such Payment Date and shall deliver a statement showing the calculation of such amounts to the Company. The Company shall promptly review such statement, and upon its approval, shall make or cause to be made the required payments.

The Loan Administration Fee and the Reporting Fee to be paid hereunder will be sent via the following wire instructions:

Account Name:	MADISON CAPITAL FUNDING LLC
Bank:	JPMorgan Chase Bank
270 Park Ave
New York, NY 10017
ABA:	021000021
Account number:	304938610
Reference:	OFS Fees